                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              (Amendment No. 4)


                               PSI Energy, Inc.
                               (Name of Issuer)


                          6 7/8% Series Preferred Stock
                         (Title of Class of Securities)


                                   693627-87-9
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following pages(s))

                                  SCHEDULE 13G

CUSIP NO.   693627-87-9

--------------------------------------------------------------------------------

1)   Name of Reporting Person           Gulf Insurance Company
     S.S. or I.R.S Identification       43-6028696
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
                                                  ----------------------------
     if a Member of a Group
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                            Missouri

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                     0
Beneficially Owned  (6)  Shared Voting Power                              73,550
by Each Reporting   (7)  Sole Dispositive Power                                0
Person with         (8)  Shared Dispositive Power                         73,550

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                       73,550

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    12.3%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 IC
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.   693627-87-9

--------------------------------------------------------------------------------

1)   Name of Reporting Person           Commercial Insurance Resources, Inc.
     S.S. or I.R.S Identification       52-1521869
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
                                                  ----------------------------
     if a Member of a Group
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                               Delaware

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                     0
Beneficially Owned  (6)  Shared Voting Power                              73,550
by Each Reporting   (7)  Sole Dispositive Power                                0
Person with         (8)  Shared Dispositive Power                         73,550

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                       73,550

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    12.3%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 IC
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.  693627-87-9

--------------------------------------------------------------------------------

1)   Name of Reporting Person         The Travelers Indemnity Company of America
     S.S. or I.R.S Identification     58-6020487
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
                                                  ----------------------------
     if a Member of a Group
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                                Georgia

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                     0
Beneficially Owned  (6)  Shared Voting Power                              55,000
by Each Reporting   (7)  Sole Dispositive Power                                0
Person with         (8)  Shared Dispositive Power                         55,000

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                       55,000

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                     9.2%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 IC
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.  693627-87-9

--------------------------------------------------------------------------------

1)   Name of Reporting Person           The Phoenix Insurance Company
     S.S. or I.R.S Identification       06-0303275
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
                                                  ----------------------------
     if a Member of a Group
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                            Connecticut

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                     0
Beneficially Owned  (6)  Shared Voting Power                              55,000
by Each Reporting   (7)  Sole Dispositive Power                                0
Person with         (8)  Shared Dispositive Power                         55,000

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                       55,000

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                     9.2%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 IC
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.  693627-87-9

--------------------------------------------------------------------------------

1)   Name of Reporting Person             The Travelers Indemnity Company
     S.S. or I.R.S Identification         06-0566050
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
                                                  ----------------------------
     if a Member of a Group
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                            Connecticut

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                     0
Beneficially Owned  (6)  Shared Voting Power                             128,550
by Each Reporting   (7)  Sole Dispositive Power                                0
Person with         (8)  Shared Dispositive Power                        128,550

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                      128,550

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    21.4%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 IC
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.  693627-87-9

--------------------------------------------------------------------------------

1)   Name of Reporting Person        Travelers Property Casualty Corp.
     S.S. or I.R.S Identification    06-1445591
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
                                                  ----------------------------
     if a Member of a Group
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                                Delware

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                     0
Beneficially Owned  (6)  Shared Voting Power                             128,550
by Each Reporting   (7)  Sole Dispositive Power                                0
Person with         (8)  Shared Dispositive Power                        128,550

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                      128,550

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    21.4%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 HC
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.  693627-87-9

--------------------------------------------------------------------------------

1)   Name of Reporting Person             The Travelers Insurance Group Inc.
     S.S. or I.R.S Identification         06-1008174
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
                                                  ----------------------------
     if a Member of a Group
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                            Connecticut

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                     0
Beneficially Owned  (6)  Shared Voting Power                             128,550
by Each Reporting   (7)  Sole Dispositive Power                                0
Person with         (8)  Shared Dispositive Power                        128,550

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                      128,550

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    21.4%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 HC
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.  693627-87-9

--------------------------------------------------------------------------------

1)   Name of Reporting Person             PFS Services, Inc.
     S.S. or I.R.S Identification         58-1708749
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
                                                  ----------------------------
     if a Member of a Group
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                                Georgia

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                     0
Beneficially Owned  (6)  Shared Voting Power                             128,550
by Each Reporting   (7)  Sole Dispositive Power                                0
Person with         (8)  Shared Dispositive Power                        128,550

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                      128,550

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    21.4%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 HC
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.  693627-87-9

--------------------------------------------------------------------------------

1)   Name of Reporting Person             Associated Madison Companies, Inc.
     S.S. or I.R.S Identification         13-3140258
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
                                                  ----------------------------
     if a Member of a Group
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                               Delaware

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                     0
Beneficially Owned  (6)  Shared Voting Power                             128,550
by Each Reporting   (7)  Sole Dispositive Power                                0
Person with         (8)  Shared Dispositive Power                        128,550

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                      128,550

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    21.4%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 HC
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.  693627-87-9

--------------------------------------------------------------------------------

1)   Name of Reporting Person             Travelers Group Inc.
     S.S. or I.R.S Identification         52-1568099
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
                                                  ----------------------------
     if a Member of a Group
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                               Delaware

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                     0
Beneficially Owned  (6)  Shared Voting Power                             128,550
by Each Reporting   (7)  Sole Dispositive Power                                0
Person with         (8)  Shared Dispositive Power                        128,550

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                      128,550

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    21.4%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 HC
     (See Instructions)

--------------------------------------------------------------------------------

Item 1(a) Name of Issuer:

     PSI Energy, Inc.


Item 1(b) Address of Issuer's Principal Executive Offices:

     1000 East Main Street
     Plainfield, Indiana 46168


Item 2(a) Names of Persons Filing:

     Gulf Insurance Company ("GULF")

     Commercial Insurance Resources, Inc. ("CIRI")

     The Travelers Indemnity Company of America ("TICA")

     The Phoenix Insurance Company ("Phoenix")

     The Travelers Indemnity Company ("Indemnity")

     Travelers Property Casualty Corp. ("TAP")

     The Travelers Insurance Group Inc. ("TIGI")

     PFS Services, Inc. ("PFS")

     Associated Madison Companies, Inc. ("AMAD")

     Travelers Group Inc. ("TRV")


Item 2(b) Address of Principal Business Office or, if none, Residence:

     The address of the principal business office of GULF is:

     4600 Fuller Drive
     Irving, Texas 75038

     The address of the principal business office of each of TICA, Phoenix, Indemnity, TAP and TIGI is:

     One Tower Square
     Hartford, Connecticut 06183

     The address of the principal business office of PFS is:

     3120 Breckinridge Blvd.
     Duluth, Georgia 30199-0001

     The address of the principal business office of each of CIRI, AMAD and TRV is:

     388 Greenwich Street
     New York, New York  10013


Item 2(c) Citizenship:

     GULF is a Missouri corporation

     TICA and PFS are Georgia corporations.

     Phoenix, Indemnity and TIGI are Connecticut corporations.

     TAP, CIRI, AMAD and TRV are Delaware corporations.


Item 2(d) Title of Class of Securities:

     6 7/8% Series Preferred Stock

Item 2(e) CUSIP Number:

     693627-87-9

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

       (a)    [   ]   Broker or Dealer registered under Sec. 15 of the Act

       (b)    [   ]   Bank as defined in Sec. 3(a)(6) of the Act

       (c)    [ x ]   Insurance Company as defined in Sec. 3(a)(19) of the Act

       (d)    [   ]   Investment Company registered under Sec. 8 of the
                      Investment Company Act

       (e)    [   ]   Investment Adviser registered under Sec. 203 of the
                      Investment Advisers Act of 1940

       (f)    [   ]   Employee Benefit Plan, Pension Fund which is subject to
                      the provisions of the Employee Retirement Income Security
                      Act of 1974 or Endowment Fund; see
                      Sec. 240.13d-1(b)(1)(ii)(F)

       (g)    [ x ]   Parent Holding Company, in accordance with Sec. 240.13d-
                      1(b)(ii)(G)  (Note: See Item 7)

       (h)    [   ]   Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(H)

Item 4. Ownership (as of December 31, 1997)

       (a)  Amount Beneficially Owned:  See Item 9 of cover pages

       (b)  Percent of Class:  See Item 11 of cover pages

       (c)  Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote

          (ii)  shared power to vote or to direct the vote

          (iii)  sole power to dispose or to direct the disposition of

          (iv)  shared power to dispose or to direct the disposition of

       See Items 5-8 of cover pages

Item 5. Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more
     than five percent of the class of securities, check the following [   ].


Item 6.  Ownership of More than Five Percent on Behalf of Another Person

     Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

     CIRI is the sole stockholder of GULF; Phoenix is the sole stockholder of TICA; Indemnity is the sole stockholder of CIRI and Phoenix; TAP is the sole stockholder of Indemnity; TIGI is the majority stockholder of TAP; PFS is the sole stockholder of TIGI; AMAD is the sole stockholder of PFS; and TRV is the sole stockholder of AMAD.


Item 8.  Identification and Classification of Members of the Group

     Not Applicable.


Item 9.  Notice of Dissolution of Group

     Not Applicable.

Item 10.  Certification

     By signing below I certify that, to the best of my knowledge, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 23, 1998

                      GULF INSURANCE COMPANY


                      By: /s/ Michael E. Zipper
                         --------------------------------------------
                         Name:  Michael E. Zipper
                         Title:  Assistant Secretary & Counsel


                      COMMERCIAL INSURANCE RESOURCES, INC.


                      By: /s/ Michael E. Zipper
                         --------------------------------------------
                         Name:  Michael E. Zipper
                         Title:  Assistant Secretary & Counsel


                      THE TRAVELERS INDEMNITY COMPANY OF AMERICA


                      By: /s/ Charles J. Gallo, Jr.
                         --------------------------------------------
                         Name:  Charles J. Gallo, Jr.
                         Title:  Assistant Cashier


                      THE PHOENIX INSURANCE COMPANY


                      By: /s/ Charles J. Gallo, Jr.
                         --------------------------------------------
                         Name:  Charles J. Gallo, Jr.
                         Title:  Assistant Cashier


                      THE TRAVELERS INDEMNITY COMPANY


                      By: /s/ Charles J. Gallo, Jr.
                         --------------------------------------------
                         Name:  Charles J. Gallo, Jr.
                         Title:  Assistant Cashier


                      TRAVELERS PROPERTY CASUALTY CORP.


                      By: /s/ Shelley J. Dropkin
                         --------------------------------------------
                         Name:  Shelley J. Dropkin
                         Title:  Assistant Secretary


                      THE TRAVELERS INSURANCE GROUP INC.


                      By: /s/ Charles J. Gallo, Jr.
                         --------------------------------------------
                         Name:  Charles J. Gallo, Jr.
                         Title:  Assistant Controller


                      PFS SERVICES, INC.


                      By: /s/ Charles J. Gallo, Jr.
                         --------------------------------------------
                         Name:  Charles J. Gallo, Jr.
                         Title:  Controller and Vice President


                      ASSOCIATED MADISON COMPANIES, INC.


                      By: /s/ Charles J. Gallo, Jr.
                         --------------------------------------------
                         Name:  Charles J. Gallo, Jr.
                         Title:  Controller and Vice President


                      TRAVELERS GROUP INC.


                      By: /s/ Charles J. Gallo, Jr.
                         --------------------------------------------
                         Name:  Charles J. Gallo, Jr.
                         Title:  Assistant Controller

                          EXHIBIT INDEX TO SCHEDULE 13G
                          -----------------------------



EXHIBIT 1
---------

Agreement among GULF, CIRI, TICA, Phoenix, Indemnity, TAP, TIGI, PFS, AMAD and TRV as to joint filing of Schedule 13G